Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact: Tiffany Kanaga (765) 740-0314 tiffany.kanaga@elancoah.com

Media Contact: Colleen Dekker (317) 989-7011 colleen.dekker@elancoah.com

Elanco Announces Changes to Board of Directors; Signs Research Agreement to

Explore Novel Therapies for Chronic Kidney Disease and Life Extension in Pets

GREENFIELD, Ind. (March 17, 2025) Elanco Animal Health Incorporated (NYSE: ELAN) today announced changes to its Board of Directors that will reduce the Board size to 11 directors by the 2025 Annual Meeting of Shareholders:

•	John P. (JP) Bilbrey, Kathy Turner and Craig Wallace have each informed the Board they will not stand for re-election at the conclusion of their terms at the 2025 Annual Meeting of Shareholders.

•	William F. (Bill) Doyle has resigned from the Board, effective immediately, in connection with entering into a research agreement with Elanco through his affiliated entity.

“On behalf of the Board, I want to thank JP, Bill, Kathy and Craig for their service to Elanco,” said Lawrence Kurzius, Chairman of the Elanco Board of Directors. “JP’s experience from the boardroom to the ranch has been invaluable to the Elanco Board and we appreciate his years of service since Elanco became a fully independent public company, including his leadership of the Board’s Finance, Strategy and Oversight Committee. Similarly, Bill has brought significant animal health, health care and innovation expertise since joining the Board in 2020. We also extend our appreciation to Kathy and Craig for their contributions as Elanco moved its innovation pipeline from the regulatory phase into commercialization this past year.”

The Corporate Governance Committee has recommended Paul Herendeen succeed Mr. Bilbrey as Chair of the Board’s Finance, Strategy and Oversight Committee. Mr. Herendeen joined the Board in 2020 as an investor representative, bringing deep expertise in finance, the animal health and pharma industries. Elanco recently refreshed Board composition with the addition of Dr. Stacey Ma. The Board continues to represent the needed mix of expertise and backgrounds to provide effective oversight as Elanco executes its plans to accelerate growth through its diverse portfolio of innovation.

“I’m grateful to my fellow Board members and Elanco leadership for the robust engagement these last years as we navigated Elanco’s standup, integration and the creation of a global, independent animal health leader that I’m confident is well positioned for long-term sustained growth,” Bilbrey said. “With the late-stage pipeline delivered, the strategy streamlined and commercialization well underway, now is the right time for me to retire.”

Research Agreement to Treat Chronic Kidney Disease (CKD) and Explore Approaches for Life Extension in Pets

As part of Elanco’s efforts to help pets live longer, healthier, more active lives, the Company has also signed a research agreement with WEDterinary LLC, a newly formed research engine co-founded by Mr. Doyle and a team of scientists, to pursue transformational approaches to health care for pets. In connection with this relationship, Mr. Doyle will continue to advise Elanco on related animal health innovation.

The initial phase will focus on several high potential programs using targeted gene therapy to treat CKD in cats and explore emerging spaces to increase healthy lifespan for pets. Shifting pet ownership to younger generations and the increased time spent with pets during COVID have increased both pet owners’ expectation of care and willingness to spend to protect pet health.

“Elanco is excited to partner with WEDterinary to pioneer new spaces in animal health using new technologies like gene therapy and AI,” said Dr. Ellen de Brabander, Executive Vice President of R&D and Regulatory Affairs at Elanco Animal Health. “We believe Bill’s experience with Novocure and his history of bringing transformational, non-traditional innovation approaches to the market can unlock emerging innovation opportunities. Ultimately, the partnership increases our research capacity to refill our innovation pipeline and drive a consistent flow of high impact innovation to improve the lives of pets and their families.”

“I am eager to partner with the Elanco research and development team I know well to bring our years of cutting-edge human pharma research to bear in animal health,” Doyle said. “I believe combining Elanco’s expertise with the latest platforms and capabilities under development for human health can create opportunities to revolutionize pet care.”

The agreement will be funded within Elanco’s research and development operating expenses.

ABOUT ELANCO

Elanco Animal Health Incorporated (NYSE: ELAN) is a global leader in animal health dedicated to innovating and delivering products and services to prevent and treat disease in farm animals and pets, creating value for farmers, pet owners, veterinarians, stakeholders and society as a whole. With 70 years of animal health heritage, we are committed to breaking boundaries and going beyond to help our customers improve the health of animals in their care, while also making a meaningful impact on our local and global communities. At Elanco, we are driven by our vision of Food and Companionship Enriching Life and our Elanco Healthy Purpose™ sustainability pillars – all to advance the health of animals, people, the planet and our enterprise. Learn more at www.elanco.com.

ABOUT WEDterinary LLC

Founded by William Doyle and a team of scientists, WEDterinary LLC is focused on developing novel therapies for the global veterinary market leveraging deep knowledge and expertise in human health.